Exhibit 10.87

February 11,2004

Mr. Gregory T. Mutz
8 Rock Ridge Road
Barrington Hills, IL 60010

Dear Greg:

     Confirming the substance of our various conversations, set forth below is our mutual understanding with respect to the terms and conditions of your separation from UICI (“UICI” or the “Company”):

     1. Effective as of the close of business on December 31, 2003 (the “Resignation Date”), you agree to resign as a director of UICI and each of the other executive offices and boards of directors (and committees thereof) of affiliates of UICI listed on Exhibit A attached hereto and all such other executive offices, committees and/or directorships of entities affiliated with UICI upon which you currently serve or which you currently hold.

     2. You will remain an employee of the Company during the month ended January 31, 2004, for which you will be paid the amount of $42,500. On or about February 16, 2004, the Company will deliver to you a check in the amount of $7,238.46, representing $42,500 less the amount of payments already made to you in January 2004 in the amount of $35,261.54. Effective January 31, 2004, your employment with the Company will terminate. Thereafter, the Company agrees to pay to you severance in the aggregate amount of $467,500, which amount shall be payable in eleven equal monthly installments in the amount of $42,500, payable on the last day of each month, commencing on February 28, 2004 with the last installment payment due and owing on December 31, 2004. All such payments to be made under this Paragraph 2 shall be subject to applicable federal and state tax withholding, FICA and Medicare taxes and other applicable withholding.

     3. During the period ending on December 31, 2004. you agree to fully cooperate with the Company in any and all internal or external investigations, subpoenas, requests for information, discovery requests, etc., and to make yourself available upon the request of the Company to appear in any and all administrative or judicial proceedings with respect to activities or claims a rising prior to the expiration of the period ending January 31, 2004. UICI agrees to pay you for your time at a reasonable rate and reimburse you for any out of pocket expenses incurred in connection with any such assistance.

     4. In accordance with and subject to the terms of UICI’s Certificate of Incorporation and the Indemnification Agreement, dated as of August 4, 1999, between UJCI and you, you shall be entitled to indemnification from the Company (including advancement of expenses) for acts and omissions in your capacity as an officer and director of UICI though the Resignation Date. As provided in the indemnification agreement, such rights to indemnification shall survive the Resignation Date for a period ending upon the later of- (a) fifteen years after the Resignation Date or (b) 120 days after the final termination of all pending proceedings in respect of which you are granted rights of indemnification or advancement of expenses thereunder.

Mr. Gregory T. Mutz
February 11, 2004

     5. Commencing on February 1, 2004 and ending on July 31, 2005 (the “COBRA Period’’), you shall be entitled to participate in UICI’s self-insured health plan in accordance with the terms of The Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at you sole cost and expense.

     6 .. In accordance with the terms of the UICI Amended and Restated 1987 Stock Option Plan, (a) you shall have ninety (90) days following January 31, 2004 to exercise any or all options to acquire UICI common stock that were vested and exercisable on January 31, 2004, and (b) all options not then vested and exercisable on January 31, 2004 shall immediately terminate and be of no further force or effect.

     7 .. Set forth below is our understanding with respect to the confidentiality of certain proprietary information of the Company;

     7.1. You acknowledge that by reason of your employment by the Company and its affiliates, you have had and will have access to confidential and proprietary information of the Company, including, without limitation, client and customer lists, developments, information pertaining to services and products, improvements of new or existing services and products, know-how, specifications, profit and other financial figures, and other information treated as proprietary sources or confidential by the Company which is not otherwise readily available from public or published sources. For a period ending on December 31, 2004, you agree that you will maintain in confidence all such confidential or proprietary information and that you will not, for any reason, during your engagement by the Company or thereafter, directly or indirectly, use for your benefit, or for any person, firm, corporation, partnership, joint venture or other entity whatsoever, or disclose to any person, firm, corporation, partnership, joint venture or other entity whatsoever, any confidential or proprietary information relating to the business or affairs of the Company without the prior written authorization of the Company. Notwithstanding the foregoing, nothing hereunder shall prohibit you from disclosing (i) information that has become generally available to the public other than as a result of disclosure by you or (ii) information required to be disclosed by applicable law or legal process, provided that UICI shall have been afforded reasonable notice in advance of such disclosure and is afforded the opportunity to contest the scope of any legal request to require such disclosure.

     7.2. Without limiting the generality of the foregoing, each of the parties to this Agreement agrees that he or it will keep the facts, terms of and amounts payable under this Agreement completely confidential and that they will not hereafter disclose any information concerning this Agreement to any third party, provided that any party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. Any inquiry regarding any aspect of your employment with the Company by anyone not a party hereto, excepting accountants, attorneys and those who must be advised as a matter of fiduciary responsibility shall be responded to by stating only that any issues relating thereto have been “resolved.”

     8 .. This Agreement shall be binding upon and inure to the benefit of you and the Company and their respective heirs, executors, administrators, successors and assigns.

     9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. Each of you and the Company hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and of any Texas state court sitting in Dallas, Texas for the purposes of all legal proceedings arising our of or relating to the Agreement or the transactions contemplated hereby.

Mr. Gregory T. Mutz
February 11, 2004

     10. The arrangement contemplated by this Agreement constitutes a “related party transaction” in accordance with the terms of policies and procedures established by the UICI Board of Directors, and accordingly, the effectiveness of this Agreement and the arrangement contemplated hereby are expressly subject to the approval of a majority of the outside disinterested directors of UICI (which approval was granted at a meeting of the Board of Directors held on February 11, 2004).

Kindly acknowledge your agreement to the foregoing by signing and returning to the undersigned the enclosed copy of this Agreement.

Very truly yours, UICI
By:	/s/ William J. Gedwed
William J. Gedwed President and Chief Executive Officer

WJG:cjc

Agreed and acknowledged this 17th day of February, 2004.

/s/ Gregory T. Mutz

Gregory T. Mutz

EXHIBIT A

UICI Affiliate	Position
UICI	Director, Vice Chairman
AMLI Realty Co.	Director; Chairman of the Board
UICI Acquisition Co.	Director; President